(n)(i)

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

for

ING VARIABLE PORTFOLIOS, INC.

Classes of Shares
	A	I	S

ING VP Global Science and Technology Portfolio	✓	✓	✓

ING VP Growth Portfolio	✓	✓	✓

ING VP Index Plus LargeCap Portfolio	✓	✓	✓

ING VP Index Plus MidCap Portfolio	✓	✓	✓

ING VP Index Plus SmallCap Portfolio	✓	✓	✓

ING VP International Equity Portfolio	✓	✓	✓

ING VP Small Company Portfolio	✓	✓	✓

ING VP Value Opportunity Portfolio	✓	✓	✓

ING Lehman Brothers Aggregate Bond Index Portfolio	✓	✓	✓

ING Morningstar U.S. Growth Index Portfolio	✓	✓	✓

ING Russell Large Cap Index Portfolio	✓	✓	✓

ING Russell Mid Cap Index Portfolio	✓	✓	✓

ING Russell Small Cap Index Portfolio	✓	✓	✓

ING International Index Portfolio	✓	✓	✓

ING WisdomTreeSM Global High-Yielding Equity Portfolio	✓	✓	✓

1